UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2008 deltathree, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-28063	13-4006766
(Commission File Number)	(IRS Employer Identification No.)

75 Broad Street, New York, NY	10004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 500-4850

_________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)  Appointment of New Chief Financial Officer.

On May 22, 2008, deltathree, Inc. (the “Company”) announced the appointment of Richard Grant as its new Chief Financial Officer and Treasurer, effective immediately.  Prior to the appointment, Mr. Grant, 44, served as the Company’s Senior Vice President of Finance and Treasurer  since joining the Company in January 2006.

Before he joined the Company, Mr. Grant was a co-founder and Chief Financial Officer of Tel2Net, Inc., a technology infrastructure service company. From 2001 through 2003, Mr. Grant served as a Senior Manager for Marotta, Gund, Budd and Dzera LLP, a business restructuring consulting company where he served in various roles as temporary CFO and CRO of companies that he helped restructure. Prior to Marotta, Gund, Mr. Grant was a Senior Manager at KPMG LLP in the Audit Advisory Services Group, and a Senior Manager at Arthur Andersen LLP in the Transaction Advisory Services Group. Mr. Grant earned a B.A. in Business Administration-Accounting at Adelphi University.

Pursuant to the terms of his compensation arrangement with the Company, Mr. Grant receives an annual salary of $175,000.  Mr. Grant is eligible to receive bonuses under the Company’s Amended and Restated 1999 Performance Incentive Plan, a portion of which shall be dependent upon the achievement by the Company of certain goals and a portion of which shall be determined by the Compensation Committee of the Board of Directors in its discretion.  Mr. Grant also receives benefits and perquisites that are generally provided to other senior officers of the Company.

The Company issued a press release dated May 22, 2008, announcing the appointment of Mr. Grant, which is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Document
99.1	Press release issued by the Company dated May 22, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTATHREE, INC.

By:       /s/ Peter Friedman
Name:  Peter Friedman
Title:    General Counsel and Secretary

Dated: May 22, 2008